Exhibit 99.1

NeurogesX, Inc.	The Ruth Group
Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com

Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX Reports Third Quarter 2011 Results

Announces Operational Restructure

Conference Call Today at 4:30pm EDT

Recent Highlights:

•	Qutenza® (capsaicin) 8% patch U.S. launch progress includes:

•	Sales of Qutenza to end user customers reached $1.0 million in 3Q11, an increase of 22% over 2Q11

•	22% increase over 2Q11 in customers purchasing Qutenza

•	3Q11 revenue totaled $2.9 million, including $0.8 million U.S. Qutenza product revenue

•	NGX-1998 Phase 2 clinical trial enrollment and dosing completed in postherpetic neuralgia (PHN) patients – data unblinding and top line results expected by mid November

•	Operational restructuring expected to reduce 2012 planned spending and cash burn by over 25%, or approximately $15 million.

•	CEO search completed

•	Dr. Stephen J. Peroutka to join the Company as EVP and CMO

San Mateo, Calif., (October 31, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its third quarter ended September 30, 2011.

Anthony DiTonno, President and CEO, commented, “There are several important milestones on the horizon for NeurogesX. They include the unblinding of our Phase 2 study for NGX-1998. We expect to report top line results in the next two weeks. Also, we expect to hear from the FDA on our Qutenza sNDA for HIV-PN before the end of November 2011. We announced earlier today that Dr. Stephen J. Peroutka will be joining us as our new Chief Medical Officer on November 9 and that he is currently consulting with us in preparation for the NGX-1998 unblinding. Our CEO search is also complete and we expect to announce this appointment in November.”

Mr. DiTonno, continued, “We now have six quarters of experience in the U.S. Qutenza launch. We continue to experience growth in our key metrics and to gather market intelligence that allows us to refine our sales focus on those territories and institutions that offer the best return. Our analysis of these opportunities has led us to the strategic decision to invest in fewer, more productive sales territories that will also leave us well positioned to exploit the potential HIV-PN label expansion. As a result, we are reducing our sales force from 40 to 25 territories and are eliminating an additional 11 positions from across the rest of the Company. It is our firm belief that through increasing our focus on the top performing territories including direct to patient initiatives in those markets, we can provide the greatest near term opportunity for a positive contribution margin from our sales team. We believe that the sales force reduction better positions our commercial effort to address a potential label expansion for HIV-PN that may occur in the first half of 2012. The HIV market is highly concentrated and our new alignment will be able to leverage our resources should we get approval for our sNDA. Effective immediately we are reducing overall headcount at the Company by over 20% or nearly 30 people and expect that our 2012 operating expense will decrease by over 25%, or nearly $15 million from previously planned levels. We believe these cost savings actions, together with expected key developments over the next few weeks, position us well for 2012.”

Qutenza Launch Metrics

NeurogesX is executing the U.S. launch strategy for Qutenza by establishing a network of centers of excellence and driving PHN patients to these sites to be treated with Qutenza. Third quarter 2011 key Qutenza launch metrics are as follows:

•	887 customers purchased Qutenza through third quarter 2011, an increase of 22% from 729 in second quarter 2011

•	Repeat institutional customers grew 29% to 279 for the third quarter 2011, up from 217 in second quarter 2011

•	Repeat private practice customers increased 44% to 147 for third quarter 2011, up from 102 in the second quarter 2011

Clinical Pipeline Update

With respect to its Phase 2 adaptive-design clinical trial of NGX-1998 in PHN patients, NeurogesX completed Stage 1 in the first quarter of 2011. Stage 1 results suggested that a five-minute treatment of NGX-1998 is tolerable for patients and based on this result, the second stage of the study was conducted without the use of a topical anesthetic pre-treatment regimen. In the second quarter of 2011, the Company fully enrolled and completed dosing for Stage 2 using no pretreatment regimen and a five-minute application. Stage 2 of the study is intended to provide data that will be utilized to help guide dose selection and the further development of NGX-1998. The Company is on track to un-blind the data from this study in the next couple of weeks and we plan to report the top line results shortly thereafter.

Third Quarter 2011 Results

Total revenue for the third quarter ended September 30, 2011 was $2.9 million, which consisted of $2.1 million in collaboration revenue and $0.8 million of Qutenza product sales. The collaboration revenue is primarily from the amortization of upfront license fees received under the Astellas Agreement and includes $0.3 million of royalty revenue from Astellas based upon their second quarter results.

During the three months ended September 30, 2011, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $1.0 million, which is up from $0.8 million in the quarter ended June 30, 2011. Under the Company’s revenue policy, the Company recognized revenue during the three months ended September 30, 2011 totaling $0.8 million. Due to the limited history of product returns and cash collections, NeurogesX recognizes revenue at the later of the time the product is shipped by the Company’s customers to healthcare professionals and the date of cash collection. As of September 30, 2011, the Company had $1.0 million of deferred product revenue. Deferred product revenue is reported net of associated cost of goods sold on the Company’s balance sheet. Of the deferred product revenue total, $0.8 million was sold through to end users (i.e., physicians, clinics and hospitals) and the deferral has resulted from cash payments not yet being due under the payment terms, while $0.2 million represents deferral of sales into the Company’s distribution channel, recognition of which will be based ultimately upon sales of those units to end users.

Cost of goods sold for the third quarter 2011 totaled $0.3 million. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing, shipping activities, and royalty obligations due to intellectual property licensors. During the quarter, the Company took a charge of $0.2 million due to potential inventory obsolescence.

Research and development expenses for the third quarter 2011 were $3.0 million, compared to $3.2 million in the year ago period. The year-over-year change reflected reduced spending associated with the Phase 2 clinical trial for NGX-1998 as the trial nears its completion. Costs associated with the sNDA for the possible label expansion of Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN), filed in September 2011, were up slightly over the year ago period.

Selling, General and Administrative (SG&A) expenses for the third quarter 2011 were $8.2 million, down from $9.6 million in the third quarter 2010. This decrease was primarily due to reduced marketing spend for Qutenza, which became available in the United States in April 2010, partially offset by higher employee and travel expenses.

Net loss for the third quarter 2011 was $11.4 million, or $0.43 per share, compared to a net loss of approximately $12.8 million, or $0.72 per share, for the third quarter 2010.

Cash, cash equivalents and short-term investments were $45.2 million at September 30, 2011, compared to $22.1 million at June 30, 2011. During the third quarter, the Company completed a private placement of common stock which generated $18.6 million in net proceeds to support its operating plan and a debt financing providing $15.0 million under a term loan and up to $5.0 million under an accounts receivable line of credit. The Company has not drawn down any funds available under the accounts receivable line of credit.

Stephen Ghiglieri, EVP, COO and CFO, commented, “Having completed two significant fund raising events in the last quarter and with the organizational changes we have made, we believe we are now better positioned financially with a more sustainable operating structure. Our commitment to address our spend rates and ensure the efficiency and effectiveness of our commercial programs continues as we look forward to our significant potential value creating milestones expected over the next couple of quarters.”

Conference Call Details

The Company will hold its quarterly conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss third quarter 2011 results.

To participate, please dial 1-877-407-0784 (US) or 1-201-689-8560 (International). To access the live webcast please visit the Investor Relations section on the corporate website at http://www.neurogesx.com.

A replay of the conference call will be available beginning October 31, 2011 at 7:30 p.m. EDT (4:30 p.m. PDT) and ending on November 7, 2011 by dialing 1-877-870-5176 (US) or 1-858-384-5517 (International) with Conference ID Number: 381983. A replay of the webcast will also be available on the corporate website through November 28, 2011.

About Qutenza®

Qutenza® (capsaicin) 8% patch, a localized dermal delivery system containing a prescription strength capsaicin, is approved by the U.S. Food and Drug Administration (FDA) for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

Clinical studies have shown that a single one-hour Qutenza application can provide three months relief from pain associated with postherpetic neuralgia (PHN), the nerve pain that can occur after shingles.

In clinical trials, serious adverse reactions included application-associated pain and increase in blood pressure. The most common treatment-emergent adverse reactions (greater than or equal to 5% of Qutenza patients and greater than control) were application-site erythema, application-site pain, application-site pruritus, and application-site papules.

Qutenza is also approved in the E.U. and is marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq:NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) also known as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient enrollment and dosing has been completed in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: timing associated with the unblinding and release of top-line results for the Phase 2 study of NGX-1998; timing associated with the employment start date of NeurogesX’ new CMO and the retention of a new CEO; expectations regarding communications from the FDA on NeurogesX’ label expansion sNDA for Qutenza; expectations regarding the planned restructuring and the expected amount of reduction to cash burn rate in 2012 as a result; commercialization plans with respect to Qutenza, and potential plans to incorporate commercialization of Qutenza for HIV-PN if the label expansion sNDA is approved by the FDA; the expected expiration dates of patents; expectations with respect to potential FDA approval of label expansion of Qutenza for HIV-PN; and the potential benefits of Qutenza and NGX-1998. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in obtaining FDA approval of the Qutenza label expansion sNDA; difficulties or delays in completing and analyzing data associated with the Phase 2 clinical trial of NGX-1998; difficulties or delays in officer recruiting activities; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; unexpected or increased expenses in the commercialization and continued development of Qutenza or the development of NGX-1998; and risks and uncertainties associated with NeurogesX’ ability to meet conditions under the debt financing agreement which could trigger a repayment obligation or prevent access to additional funds under such facility. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net product revenue	$763	$197	$1,825	$230
Collaboration revenue	2,128	1,854	6,720	5,691

Total Revenues	2,891	2,051	8,545	5,921

Operating expenses:
Cost of goods sold	279	54	534	99
Research and development	2,953	3,197	11,154	7,842
Selling, general and administrative	8,239	9,577	28,871	26,878

Total operating expenses	11,471	12,828	40,559	34,819

Loss from operations	(8,580)	(10,777)	(32,014)	(28,898)
Interest income	15	38	61	67
Interest expense	(2,799)	(2,011)	(7,298)	(3,300)
Other expense, net	(11)	(10)	(53)	(26)

Net loss	$(11,375)	$(12,760)	$(39,304)	$(32,157)

Basic and diluted net loss per share	$(0.43)	$(0.72)	$(1.89)	$(1.81)

Shares used to compute basic and diluted net loss per share	26,372,233	17,774,189	20,746,395	17,749,864

NeurogesX, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	September 30, 2011	December 31, 2010
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$12,836	$8,705
Short-term investments	32,393	38,125
Trade receivable	1,076	607
Receivable from collaboration partner	53	65
Inventories	701	786
Prepaid expenses and other current assets	1,149	1,082
Restricted cash	160	290

Total current assets	48,368	49,660

Property and equipment, net	639	809
Restricted cash	250	120
Other assets	361	261

Total Assets	$49,618	$50,850

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$1,760	$1,544
Accrued compensation	1,971	1,867
Accrued research and development	570	582
Other accrued expenses	3,360	3,011
Deferred product revenue, net	970	577
Deferred collaboration revenue	7,261	7,242
Long term obligations - current portion	2,750	2,222

Total current liabilities	18,642	17,045

Non-current liabilities
Deferred collaboration revenue	26,923	32,359
Other long term liabilities	146	115
Long term obligations	62,384	42,622

Total non-current liabilities	89,453	75,096

Commitments and contingencies

Stockholders’ deficit:
Common Stock	30	18
Additional paid-in capital	237,328	215,220
Accumulated other comprehensive loss	(4)	(2)
Accumulated deficit	(295,831)	(256,527)

Total stockholders’ deficit	(58,477)	(41,291)

Total liabilities and stockholders’ deficit	$49,618	$50,850

(Note 1) The balance sheet at December 31, 2010, has been derived from the audited consolidated financial statements at that date.